FREE WRITING PROSPECTUS
Filed Pursuant to Rule 433
Registration No. 333-155937
ADS RIGHTS SUBSCRIPTION FORM NO.:

NO. OF WHOLE ADS RIGHTS:
ACCOUNT NUMBER:
NAME and ADDRESS of REGISTERED HOLDER
ADS RIGHTS SUBSCRIPTION FORM WITH RESPECT TO THE RIGHT TO PURCHASE
AMERICAN DEPOSITARY SHARES OF ING GROEP N.V.
ALL ADS RIGHTS WILL EXPIRE AT 5:00 P.M. NEW YORK CITY TIME ON DECEMBER 11, 2009
ING Groep N.V. (the “Company”) has announced a rights offering (the “Offering”) in which holders of existing Bearer Depositary Receipts of the Company (“BDRs”) will receive rights (“Rights”) tradable on Euronext Amsterdam and Euronext Brussels to subscribe for new BDRs at a designated subscription price (the “Euro Subscription Price”). Pursuant to an agreement, dated as of November 25, 2009, between the Company and JPMorgan Chase Bank, N.A., as ADS rights agent (the “ADS Rights Agent”) (the “Agreement”), the offer is being extended to the holders of existing outstanding American Depositary Shares (“ADSs”) (each ADS representing one BDR issued by Stichting ING Aandelen in respect of ordinary shares of the Company), in the form of non-tradable ADS rights (“ADS Rights”), entitling the holder thereof to purchase 6 additional ADSs for every 7 ADSs owned by a holder of record as of 5:00 p.m., New York time, on November 27, 2009 (the “ADS Rights Offering”). The ADS Rights will not be listed or traded on the New York Stock Exchange or any other exchange and are non-transferable. In order to exercise ADS Rights, the holder thereof must provide the ADS Rights Agent with $7.06 for each new ADS subscribed (the “ADS deposit amount”), representing 110% of the Euro Subscription Price, to allow for possible exchange rate fluctuations and the ADS issuance fee of $0.05 per new ADS subscribed. After the conversion of that portion of the ADS deposit amount received necessary to pay the Company the Euro Subscription Price and to pay the ADS depositary the ADS issuance fee, any amounts remaining will be returned to subscribing ADS holders entitled thereto. The ADS Rights Offering expires at 5:00 p.m. (New York time) on December 11, 2009 (the “Expiration Time”).
This ADS Rights Subscription Form is subject to all of the terms, provisions and conditions for the ADS Rights Offering described in the prospectus dated November 27, 2009 (the “Prospectus”), and the Instructions to the ADS Rights Subscription Form included in this mailing, which terms, provisions, conditions and instructions are incorporated herein by reference and made a part hereof.
     7 ADS RIGHTs AND THE ADS DEPOSIT AMOUNT OF U.S. $7.06 FOR EACH NEW ADS SUBSCRIBED ARE NEEDED TO SUBSCRIBE FOR 6 NEW ADSs. THIS ADS RIGHTS SUBSCRIPTION FORM IS NOT TRANSFERABLE. ANY FRACTIONAL ADS RIGHTS TO WHICH YOU MIGHT HAVE BEEN ENTITLED ARE NOT REFLECTED ON THIS ADS RIGHTS SUBSCRIPTION FORM AND MAY BE SOLD AFTER THE EXPIRATION TIME BY THE ADS RIGHTS AGENT ALONG WITH THE RIGHTS REPRESENTED BY UNEXERCISED ADS RIGHTS, AS DESCRIBED IN THE PROSPECTUS.
If you have not received a copy of the Prospectus relating to the ADS Rights Offering please contact the Information Agent, Georgeson Shareholder Services, immediately at 1-888-877-5426 or at 1-212-440-9800. Georgeson Shareholder Services will send a copy of the Prospectus to you free of charge upon request. The Prospectus is also available on the EDGAR system database found on the website of the US Securities and Exchange Commission, www.sec.gov, and on the Company’s website at www.ing.com/usrightsissue.
     In order to subscribe for the new ADSs as provided above, you must properly complete and sign Part A of the ADS Rights Subscription Form and timely return the same to the ADS Rights Agent along with proper ADS deposit amount owing with respect thereto. Alternatively, you may (i) surrender your ADS Rights and instruct the ADS Rights Agent to sell the underlying Rights and subsequently remit the cash proceeds to you by completing Part B of the Form on the reverse side of the ADS Rights Subscription Form OR (ii) you may surrender your ADS Rights and instruct the ADS Rights Agent to deliver the underlying Rights to an account you specify in the Euroclear Netherlands, Clearstream or Euroclear systems by completing Part C on the reverse side of the ADS Rights Subscription Form.
     This ADS Rights Subscription Form and the ADS Rights represented hereby will become void immediately at the Expiration Time unless properly tendered for exercise on or prior to such time. You may, however, receive net proceeds from the sale of the Rights underlying your unexercised ADS Rights (including, in the case of holders on the ADS record date, fractions thereof represented on records of the ADS Rights Agent but not evidenced hereby), as described in the Prospectus under “The Offering—ADS Rights—Sales of Tradable Rights by the Depositary”. In the event the ADS Right Agent is unable to sell such underlying unexercised Rights, you may also receive net proceeds from sales of unsold BDRs by the Underwriters of the Offering as described under “The Offering—General—Unexercised Tradable Rights and the Global Offering”, “The Offering—General—Global Offering Price”, and “The Offering—General—Excess Amount” . As soon as practicable after receipt by or on behalf of the ADS Rights Agent of the new BDRs, the ADS depositary will distribute new ADSs to subscribers entitled thereto. No fractional ADSs will be issued.
     This ADS Rights Subscription Form is only evidence of the existence of whole ADS Rights and does not grant any rights or impose any obligations not granted or imposed pursuant to the express terms of the Agreement.
JPMorgan Chase Bank, N.A., as ADS Rights Agent

By:		Date
Authorized Officer

PLEASE READ THE INSTRUCTIONS ACCOMPANYING
THIS ADS RIGHTS SUBSCRIPTION FORM BEFORE COMPLETING
RETURN TO ADS RIGHTS AGENT
YOUR EXERCISE, SALE OR CANCELLATION OF ADS RIGHTS IS IRREVOCABLE AND MAY NOT BE CANCELLED OR MODIFIED
PART A

Number of Whole new ADSs Subscribed for:	Subscription funds enclosed (Subscribed ADSs x $7.06):
To Subscribe: I hereby subscribe for the number of new ADSs indicated above, pursuant to the Prospectus, dated November 27, 2009, receipt of which is acknowledged. To the extent I have subscribed for more new ADSs than I am entitled to, I understand that my subscription will only be accepted on those new ADSs to which I am entitled to subscribe.

Signature(s) of Purchaser
(Signature must correspond with name as shown hereon)
PART B
To receive proceeds from sale of Rights on Euronext: I hereby surrender the number of ADS Rights indicated below for cancellation and instruct the ADS Rights Agent to sell the underlying Rights on the Euronext Amsterdam and/or Euronext Brussels exchanges. I understand that the ADS Rights Agent will convert proceeds received from such sale, if any, into US dollars and remit the net proceeds to me, net of the fee of $0.05 per ADS Right cancelled. I understand there is no guarantee that any such sale will occur or, if the sale occurs, as to the price, if any, received on the sale of such Rights.

Number of ADS Rights surrendered for sale of underlying Rights :

Signature(s) of Seller
(Signature must correspond with name as shown hereon)
PART C
To receive Rights: I hereby surrender the number of ADS Rights indicated below for cancellation and instruct the ADS Rights Agent to deliver the underlying Rights in the Euroclear Netherlands, Clearstream or Euroclear systems as set forth below. I understand that the ADS Rights are not deemed cancelled until the ADS Rights Agent has received the $0.05 per ADS Right cancellation fee owing and that there is no guarantee Rights will be delivered in time for the undersigned to take any action with respect thereto. Rights should be delivered as follows:
Number of ADS Rights Surrendered:

Broker / Sub-Custodian Name Name:	Your Sub Custodian Account Number:

Clearing System Name:	Broker Contact Name/Telephone:

Broker/ Sub Custodian Clearing System Participant #:
To the extent Rights represented by the ADS Rights surrendered cannot be delivered due to incomplete or erroneous instructions or to the extent the delivery of the Rights is rejected by the broker, custodian or intermediary to whom the ADS Rights Agent is instructed to deliver such Rights, the ADS Rights will lapse and the Rights represented thereby will be included in the sale of unsold BDRs by the Underwriters of the Offering as described under “The Offering—General—Unexercised Tradable Rights and the Global Offering”, “The Offering—General—Global Offering Price”, and “The Offering—General—Excess Amount,” and the net proceeds from such sale, if any, after deduction of the $0.05 per ADS Right fee of the ADS Rights Agent will be remitted to you.

Signature(s) of ADS Rights Holder
(Signature must correspond with name as shown hereon)

Deliver this completed document to the ADS Right Agent:
By Mail To:	By Hand or Courier to:
J.P. Morgan Chase Bank NA	J.P. Morgan Chase Bank NA
Voluntary Corporate Actions Dept	Voluntary Corporate Actions Dept
P.O. Box 64854	161 North Concord Exchange
St. Paul, MN 55164-0854	South St. Paul, MN 55075

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